EXHIBIT 3(d)

AMERICAN WATER WORKS COMPANY, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

American Water Works Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

FIRST:  That the Board of Directors of the Company, at a meeting thereof held on March 7, 1996, adopted a resolution declaring it advisable that the Restated Certificate of Incorporation, as amended, of the Company be further amended as follows:

The first paragraph of Article Fourth of the Restated Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows:

“FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 305,520,000 of which (a) 1,770,000 shares shall be Cumulative Preferred Stock, of the par value of $25 per share, issuable in series, (b) 750,000 shares shall be Cumulative Preference Stock, of the par value of $25 per share, issuable in series, (c) 3,000,000 shares shall be Cumulative Preferential Stock, of the par value of $35 per share, issuable in series, and (d) 300,000,000 shares shall be Common Stock, of the par value of $1.25 per share.”

SECOND:  That thereafter, an annual meeting of stockholders of the Company was duly called and held on May 2, 1996, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of votes as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate to be executed by George W. Johnstone, its President and Chief Executive Officer, and by W. Timothy Pohl, its General Counsel and Secretary, this 2nd day of May, 1996.

AMERICAN WATER WORKS COMPANY, INC.

By:	George W. Johnstone
President and Chief Executive Officer

(Corporate Seal)

Attest:

W. Timothy Pohl
General Counsel and Secretary

2